Filed Pursuant to Rule 424(b)(3)
Registration No. 333-35026-08

SUPPLEMENT

To Prospectus Supplement dated February 22, 2001

$147,544,612 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-3A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

Master Servicer

On February 28, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-3A (the “Certificates”) were issued in an original aggregate principal amount of approximately $147,544,612.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of February 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

Statement to Certificateholders October 25 2004
DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	PRIOR PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSES	DEFERRED INTEREST	CURRENT PRINCIPAL BALANCE
IA1	95,478,000.00	4,674,043.16	3,281.83	9,036.48	12,318.31	0.00	0.00	4,670,761.33
IA2	1,000,000.00	48,954.13	34.37	94.64	129.01	0.00	0.00	48,919.76
IA3	1,796,834.00	82,100.29	77.88	0.00	77.88	0.00	0.00	82,022.41
IIA1	43,036,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA2	1,000,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA3	1,499,678.00	77,885.71	12,793.53	0.00	12,793.53	0.00	0.00	65,092.18
B1	2,294,000.00	2,201,923.82	55,090.47	15,596.96	70,687.43	0.00	0.00	2,146,833.35
B2	1,911,000.00	1,834,296.62	45,892.72	12,992.93	58,885.65	0.00	0.00	1,788,403.90
B3	1,529,000.00	1,467,629.28	36,718.98	10,395.71	47,114.69	0.00	0.00	1,430,910.30
B4	2,064,000.00	1,981,155.50	49,567.02	14,033.18	63,600.20	0.00	0.00	1,931,588.48
B5	687,000.00	622,469.62	15,573.72	4,409.16	19,982.88	0.00	0.00	606,895.90
B6	696,081.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTALS	152,991,693.00	12,990,458.13	219,030.52	66,559.06	285,589.58	0.00	0.00	12,771,427.61

IA4	96,478,100.00	4,723,097.28	0.00	24,323.95	24,323.95	0.00	0.00	0.00
IA5	52,708,103.00	10,229,711.86	0.00	3,055.40	3,055.40	0.00	0.00	0.00
IIA4	44,036,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA5	16,634,896.00	2,600,759.41	0.00	152.33	152.33	0.00	0.00	2,401,779.30

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE									PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR		CLASS	CURRENT PASS THRU RATE
IA1	8635723Q4	48.95413771	0.03437263	0.09464463	0.12901726	48.91976508		IA1	2.320000%

Statement to Certificateholders
October 25 2004
FACTOR INFORMATION PER $1000 OF ORIGINAL FACE								PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	CURRENT PASS THRU RATE
IA2	8635725L3	48.95413000	0.03437000	0.09464000	0.12901000	48.91976000	IA2	2.320000%
IA3	8635723R2	45.69163874	0.04334290	0.00000000	0.04334290	45.64829584	IA3	0.000000%
IIA1	8635723U5	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA1	2.440000%
IIA2	8635725M1	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA2	2.440000%
IIA3	8635723V3	51.93495537	8.53085129	0.00000000	8.53085129	43.40410408	IIA3	0.000000%
B1	8635723Y7	959.86217088	24.01502616	6.79902354	30.81404969	935.84714473	B1	8.500000%
B2	8635723Z4	959.86217687	24.01502878	6.79902145	30.81405024	935.84714809	B2	8.500000%
B3	8635724A8	959.86218443	24.01502943	6.79902551	30.81405494	935.84715500	B3	8.500000%
B4	8635725H2	959.86216085	24.01502907	6.79902132	30.81405039	935.84713178	B4	8.500000%
B5	8635725J8	906.06931587	22.66917031	6.41799127	29.08716157	883.40014556	B5	8.500000%
B6	8635725K5	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	B6	8.500000%
R	8635724B6	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	2.320000%
TOTALS		84.90956519	1.43164976	0.43505016	1.86669991	83.47791543

IA4	8635723S0	48.95512329	0.00000000	0.25211887	0.25211887	0.00000000	IA4	6.180000%
IA5	8635723T8	194.08233797	0.00000000	0.05796832	0.05796832	0.00000000	IA5	0.358415%
IIA4	8635723W1	.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA4	6.060000%
IIA5	8635723X9	156.34359301	0.00000000	0.00915726	0.00915726	144.38198471	IIA5	0.070287%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

Statement to Certificateholders October 25 2004

IF THERE, ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:
RYAN VAUGHN
JPMorgan Chase Bank - Structured Finance Services NY
4 NEW YORK PLAZA FLR 6, ,
New York, New York 10004
Tel: (212) 623-4484
Fax: (212) 623-5930
Email: Ryan.M.Vaughn@JPMorgan.com

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

October 25 2004

Sec. 4.03(i)	Unscheduled Principal Amounts	209,250.19
	Group 1 Unscheduled Principal	3.09
	Group 2 Unscheduled Principal	209,247.43

Sec. 4.03(iv)	Aggregate Advances	0.00
	Group 1 Advances	0.00
	Group 2 Advances	0.00

Sec. 4.03(v)	Ending Principal Balance	12,771,426.74
	Group 1 Principal Balance	10,304,555.26
	Group 2 Principal Balance	2,466,871.48

	Group 1 Weighted Average Net Rate	8.787945%
	Group 2 Weighted Average Net Rate	8.321093%

Sec. 4.03(vii)	Current Period Realized Losses	0.00
	Group 1 Current Period Realized Losses	0.00
	Group 2 Current Period Realized Losses	0.00

	Group1	0.00
	Bankruptcy Losses	0.00
	Group 1 Bankruptcy Losses	0.00
	Group 2 Bankruptcy Losses	0.00

	Fraud Losses	0.00
	Group 1 Fraud Losses	0.00
	Group 2 Fraud Losses	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

October 25 2004
	Special Hazard Losses				0.00
	Group 1 Special Hazard Losses				0.00
	Group 2 Special Hazard Losses				0.00

	Group 1 Bankruptcy Loss Amount Limit				100,000.00
	Group 2 Bankruptcy Loss Amount Limit				100,000.00

	Group 1 Fraud Loss Amount				0.00
	Group 2 Fraud Loss Amount				0.00

	Group 1 Special Hazard Loss Amount Limit				7,758,144.22
	Group 2 Special Hazard Loss Amount Limit				1,549,805.66

Sec. 4.03(viii)	Servicing Fees (includes Retained Interest)				2,706.34
	Sub-Servicing Fees				123.15
	Trustee Fees				70.36

Sec. 4.03(ix)	Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency
	Group 1
	Category	Number	Principal Balance	Percentage
	1 Month	1	628,427.78	6.10%
	2 Month	0	0.00	0.00%
	3 Month	2	1,406,382.62	13.65%
	Total	3	2,034,810.40	19.75%
	Group 2
	Category	Number	Principal Balance	Percentage
	1 Month	0	0.00	0.00%
	2 Month	0	0.00	0.00%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

October 25 2004
	3 Month	1	2,899.78	0.12%
	Total	1	2,899.78	0.12%
	Group Totals
	Category	Number	Principal Balance	Percentage
	1 Month	1	628,427.78	4.92%
	2 Month	0	0.00	0.00%
	3 Month	3	1,409,282.40	11.03%
	Total	4	2,037,710.18	15.95%

	Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure
	Group 1
	Number	Principal Balance	Percentage
	0	0.00	0.00%
	Group 2
	Number	Principal Balance	Percentage
	0	0.00	0.00%
	Group Totals
	Number	Principal Balance	Percentage
	0	0.00	0.00%

Sec. 4.03(x)	Number and Aggregate Principal Amounts of REO Loans
	Group 1
	Number	Principal Balance	Percentage
	1	3,879,072.11	37.64%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

October 25 2004
	Group 2
	Number	Principal Balance	Percentage
	1	205,228.09	8.32%
	Group Totals
	Number	Principal Balance	Percentage
	2	4,084,300.20	31.98%

Sec. 4.03(xiii)	Aggregate Outstanding Interest Shortfalls
	Class IA1 shortfall			0.00
	Class IA2 shortfall			0.00
	Class IA4 shortfall			0.00
	Class IIA1 shortfall			0.00
	Class IIA2 shortfall			0.00
	Class IIA4 shortfall			0.00
	Class IIA5 shortfall			0.00
	Class B1 shortfall			0.00
	Class B2 shortfall			0.00
	Class B3 shortfall			0.00
	Class B4 shortfall			0.00
	Class B5 shortfall			0.00
	Class B6 shortfall			0.00
	Class R shortfall			0.00

	Total Relief Act Reduction			0.00
	Group 1 Current Relief Act Reduction			0.00
	Group 2 Current Relief Act Reduction			0.00

Sec. 4.03(xiii)	Cummulative Prepayment Interest Shortfalls or Relief Act Reduction

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-3A

October 25 2004
Class IA1 shortfall	738.82
Class IA2 shortfall	7.74
Class IA4 shortfall	1,919.72
Class IA5 shortfall	83.00
Class IIA1 shortfall	0.00
Class IIA2 shortfall	0.00
Class IIA4 shortfall	0.00
Class IIA5 shortfall	0.00
Class B1 shortfall	83.89
Class B2 shortfall	69.89
Class B3 shortfall	55.92
Class B4 shortfall	75.48
Class B5 shortfall	25.12
Class B6 shortfall	25.46
Class R shortfall	0.00